UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 28, 2010

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-154750	26-3455189
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2909 Hillcroft, Suite 420 Houston, Texas		77057
(Address of principal executive offices)		(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement;  Item 2.01.   Completion of Acquisition of Asset

On December 28, 2010, in connection with the proposed joint venture agreement between Hartman Short Term Income Properties XX, Inc., (“the Company”) and Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”), the Company entered into the transactions described herein.

Joint Venture Investment

On December 28, 2010, the Company entered into the limited liability company operating agreement of Hartman Richardson Heights Properties LLC (the “Joint Venture”).  As of December 28, 2010, the Company made an initial capital contribution to the Joint Venture of $1.915 million representing a 10% interest in the Joint Venture.  Hartman XIX., the other member of the Joint Venture is a REIT that is managed by affiliates of the Company’s manager and real property manager.  Hartman XIX has made capital contributions totaling $17.235 million to the Joint Venture representing a 90% interest therein.  The Company’s board of directors unanimously approved the Company’s entering into the Joint Venture.

Property Acquisition

On December 28, 2010, the Joint Venture acquired a retail shopping center located in Richardson, Texas for an aggregate purchase price of $19.15 million on an all cash basis from the seller, LNR Partners, LLC.  The property is located at 100 South Central Expressway, Richardson, Texas and commonly known as Richardson Heights Shopping Center.  The property consists of approximately 201,000 square feet and is approximately 56% occupied at the present time.  Richardson is a suburb of Dallas, Texas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 28, 2010

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

By:	/s/ Louis T. Fox, III
Name:	Louis T. Fox, III
Title:	Chief Financial Officer